UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 1900 Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 595-9400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Midstates Petroleum Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Midstates Petroleum Company, Inc. (“we,” “us,” “our” or the “Company”) entered into a Second Amended and Restated Credit Agreement, dated as of June 8, 2012, among Midstates Petroleum Company LLC, as borrower, the Company, as guarantor, the lenders party thereto and SunTrust Bank, as administrative agent (the “Amended Credit Agreement”).

The amendment and restatement increased the size of the revolving credit facility governed by the Amended Credit Agreement from $300 million to $500 million, added additional lenders to the bank group and set the initial borrowing base at $200 million. In addition, the lenders under the Amended Credit Agreement have agreed that there will be no reduction in the Company’s borrowing base under the Amended Credit Agreement for the issuance of up to $275 million of senior unsecured notes. In the event that the Company elects to issue senior unsecured notes in excess of $275 million, the borrowing base will be reduced by 25% of the face value (without giving effect to any original issue discount) of such notes in excess of $275 million. The amendment and restatement also extended the maturity date of the revolving credit facility governed by the Amended Credit Agreement from December 10, 2014 to June 8, 2017.

The foregoing description of the Amended Credit Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Amended Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

The following is an update regarding our pending litigation with Clovelly Oil Company (“Clovelly”). Clovelly has previously alleged that we are subject to an unrecorded Joint Operating Agreement, or JOA, dated July 16, 1972, as a result of our 2007 purchase of a 43.75% working interest in certain acreage, and accordingly, that the plaintiff is entitled to 56.25% of our 242.28-acre lease in the Pine Prairie area. We were not a party to the JOA, and we believe that (i) the JOA does not apply to any new leases after July 16, 1972 and (ii) we are protected by the Louisiana Public Records Doctrine, which holds that instruments involving immovable (real) property are without effect as to third parties, even if the party knew of the instrument, unless the instrument is filed of record in the appropriate mortgage or conveyance records of the parish in which such property is located and/or the third party has assumed the obligations under the instrument.

On September 27, 2011, the 13th Judicial District Court in Louisiana granted our motion for partial summary judgment that, based on its terms, the JOA does not apply to any new leases acquired after our 2007 purchase that are not extension or renewal leases. The district court also granted a motion for summary judgment filed by Wells Fargo Bank, National Association asserting that, as a mortgage holder of a mortgage covering the applicable lease, and other leases not involved in the litigation, Wells Fargo Bank, National Association is protected by the Public Records Doctrine.

On June 6, 2012, the Louisiana Third Circuit Court of Appeal reversed the district court’s decision that the JOA does not apply to any new leases and held that, if we are subject to the JOA, it applies to leases acquired after our 2007 purchase that are within the acreage covered by the JOA. We are currently evaluating whether to file a writ of certiorari to the Louisiana Supreme Court seeking review and reversal of this decision of the Third Circuit Court of Appeal. In addition, the Third Circuit Court of Appeal upheld the district court’s decision that Wells Fargo Bank, National Association is protected by the Public Records Doctrine. The matter has been remanded to the district court for a determination of whether we have assumed the obligations under the JOA.

A final adverse court decision that we are subject to the JOA could entitle Clovelly to a 56.25% interest in the leases affected by the litigation. Approximately 2.0 MMBOE of our 26.2 MMBOE of total proved reserves as of December 31, 2011 are attributable to properties that would therefore potentially be subject to Clovelly’s interest. Such an adverse court decision could result in a material adverse effect on our financial condition, future planned operations and/or cash flow.

We continue to believe that Clovelly’s claims are entirely without merit, and we intend to continue to vigorously defend against this litigation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Second Amended and Restated Credit Agreement, dated as of June 8, 2012, among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lender parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: June 12, 2012	By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Second Amended and Restated Credit Agreement, dated as of June 8, 2012, among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lender parties thereto.